Filed Pursuant to Rule 424(b)(2)
Registration No. 333-199584

PROSPECTUS SUPPLEMENT
(To prospectus dated October 24, 2014)

Medium-Term Notes, Series H
Due One Year or More from Date of Issue

The notes:

•	We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.
•	The notes will be senior unsecured debt securities of Colgate.
•	The notes will have stated maturities of one year or more from the date they are originally issued.
•	We will pay amounts due on the notes in U.S. dollars or one or more foreign currencies described in the applicable pricing supplement.
•	The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas.
•

We will specify in the applicable pricing supplement whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of Colgate or repayment at the option of the holder of the notes.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to the agents referred to below as principals for resale at varying or fixed offering prices or through the agents as agents using their reasonable efforts on our behalf. We may also sell notes without the assistance of the agents, whether acting as principal or as agent.

BofA Merrill Lynch
Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

The date of this prospectus supplement is October 24, 2014

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and any related free writing prospectus issued or authorized by us. Neither we nor any agent acting on our behalf has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and any related free writing prospectus issued or authorized by us is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus, the applicable pricing supplement, any applicable free writing prospectus or the document incorporated by reference, as applicable.

Unless the context otherwise requires, references in this prospectus supplement to “Colgate,” “we,” “us” and “our” are to Colgate-Palmolive Company.

References in this prospectus supplement to “agent” or “agents” are to any or all, respectively, of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or any other agent appointed by us.

RISK FACTORS

Your investment in the notes is subject to certain risks, especially if the notes involve a foreign currency in some way. This prospectus supplement does not describe all of the risks of an investment in the notes, whether arising because the notes are denominated in a currency other than U.S. dollars or because the return on the notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. The notes are not an appropriate investment for you if you are unsophisticated with respect to transactions involving an index or formula used to determine amounts payable or transactions in which foreign currencies are involved. Before investing in the notes, you should consider carefully, among other factors, the matters described below.

Structure Risks of Notes Indexed to Interest Rates, Currencies or Other Indices or Formulas

If you invest in notes indexed to one or more interest rates, currencies or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. Indexing of the interest rate of a note may result in lower (or no) interest compared to a conventional fixed rate debt security issued at the same time. Indexing of the principal of a note may result in the payment of a lower amount of principal compared to the original purchase price of the note or may, in certain instances, result in the loss of your entire investment. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if the formula that we specify to determine the amount of principal, and/or interest payable with respect to indexed notes contains a multiplier or leverage factor, that feature will magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

Redemption May Adversely Affect Your Return on the Notes

If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes being redeemed.

There May Be an Uncertain Trading Market for Your Notes; Many Factors Affect the Trading Value of Your Notes

Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or, if developed, be maintained. Many factors independent of our creditworthiness may affect the trading market of your notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your notes,

•	the method of calculating the principal, premium and interest in respect of your notes,

•	the time remaining to the maturity of your notes,

•	the outstanding amount of your notes,

•	any redemption features of your notes,

•	the amount of other securities linked to the index or formula applicable to your notes, and

•	the level, direction and volatility of market interest rates generally.

In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

Our credit ratings are an assessment by independent rating agencies of our ability to pay our obligations. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value and marketability of your notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed in this prospectus supplement on the value of your notes.

Exchange Rates and Exchange Controls May Affect the Value of Foreign Currency Notes

If you invest in notes that are denominated and/or payable in a currency other than U.S. dollars, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between such currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date because of circumstances beyond our control. In such cases, we will be allowed to satisfy our obligations in respect of your foreign currency notes in U.S. dollars.

You should consult your financial and legal advisors about the risks associated with foreign currency notes. You should not purchase such notes if you are unsophisticated with regard to foreign currency transactions.

Exchange Rates May Affect the Value of a Judgment of a U.S. Court Involving Foreign Currency Notes

The indenture and the notes, including foreign currency notes, except to the extent that we specify otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such a judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the dollar amount of the judgment is calculated and the time U.S. dollars were paid to the holders.

DESCRIPTION OF THE NOTES

The notes will be issued as part of a series of debt securities under a senior indenture, dated as of November 15, 1992 (the “indenture”), between Colgate and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. The term “debt securities,” as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the indenture are more fully described in the accompanying prospectus. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any information in this section and in “Description of Debt Securities” in the accompanying prospectus. The following summary of the material provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The following description of notes will apply unless otherwise specified in the applicable pricing supplement.

Terms of the Notes

All debt securities, including the notes, issued and to be issued under the indenture will be unsecured general obligations of Colgate and will rank equally with all the other unsecured and unsubordinated indebtedness of Colgate from time to time outstanding.

The indenture does not limit the aggregate principal amount of debt securities which we may issue. We may issue our debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time as we may authorize for each series. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture.

The notes will be offered on a continuing basis and will mature on a day one year or more from the date of issue, as selected by the purchaser and agreed to by us. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest. Notes may be issued at significant discounts from their principal amount payable at maturity, which will be either the stated maturity date or any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise. The stated maturity date or such prior date, as the case may be, is referred to as the “Maturity Date” with respect to the principal, and premium, if any, repayable on that date. For further information regarding such discount notes, see “—Original Issue Discount Notes” and “Certain United States Federal Income Tax Considerations—U.S. Holders—Original Issue Discount”.

Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and we will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars. For further information regarding foreign currency notes, see “Risk Factors” and “Special Provisions Relating to Foreign Currency Notes”.

Each note will be issued in fully registered book-entry form or certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in the applicable pricing supplement. See “—Book-Entry Notes”. Registration of transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

The pricing supplement relating to a note will describe the following terms:

•	whether the note will bear interest at a fixed rate or at a floating rate, or will not bear any interest;

•	the price (expressed as a percentage of the aggregate principal amount) at which the note will be issued;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	if the note is a fixed rate note, the rate per annum at which the note will bear interest and the interest payment dates;

•	if the note is a floating rate note, the terms relating to the determination and payment of the variable interest rate and the interest payment dates;

•	if the note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity, a description of the provisions relating to the redemption or repayment;

•	any sinking fund or other mandatory redemption provisions applicable to the note;

•	if the note will be issued as a certificated note, a statement to that effect;

•	any other terms of the note not inconsistent with the provisions of the indenture;

•	the identity of any additional agent through or to whom the note is being sold; and

•

the amount of discounts or commissions to be paid to an agent if different from those specifically set forth in the distribution agreement which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may change interest rates or formulas and other terms of the notes from time to time, but no change will affect any note already issued or as to which we have accepted an offer to purchase. We may offer notes with similar variable terms other than interest rates concurrently at any time. We may also concurrently offer notes having different variable terms to different investors.

Payment of Principal, Premium and Interest

We will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to the depository or its nominee. See “—Book-Entry Notes”.

In the case of notes in certificated form, we will make payment of principal and premium, if any, at the maturity of each note in immediately available funds upon presentation and surrender of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. Payment of interest, if any, due at maturity will be made to the person to whom payment of the principal and premium, if any, of the note in certificated form will be made. Payment of interest, if any, due on notes in certificated form other than at maturity will be made at the corporate trust office of the trustee or, at our option, by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register. Notwithstanding the immediately preceding sentence, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at maturity, if any, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

Redemption at the Option of Colgate

Unless otherwise provided in the applicable pricing supplement, the notes will not be subject to any sinking fund. We may redeem the notes at our option prior to their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement or as otherwise provided therein. If so indicated in the applicable pricing supplement, on and after the initial redemption date, we may redeem the related note at any time in whole or from time to time in part at our option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date. Unless otherwise specified in the applicable pricing supplement, we must provide notice of a redemption not more than 60 nor less than 30 days before the redemption date. We will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage (i.e., the initial redemption percentage), of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement (i.e., the annual redemption percentage reduction) of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

Repayment at the Option of the Holder

If so indicated in the applicable pricing supplement, we will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity date. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with any unpaid interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 60 nor less than 30 days before the optional repayment date:

•	in the case of a note in certificated form, the note and the form entitled “Option to Elect Repayment” duly completed, or

•

in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the global security representing the notes to the depository and forwarded by the depository.

Any notice of election from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners that desire to have all or any portion of their notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository’s records, to the trustee. See “—Book-Entry Notes”.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes that we purchase may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Interest and Interest Rates

Unless otherwise specified in an applicable pricing supplement, each interest-bearing note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula, stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest payments on fixed rate notes and floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment or from and including the date of issue, if no interest has been paid or made available for payment with respect to the note, to, but excluding, the related interest payment date or Maturity Date, as the case may be.

We will pay interest in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and on the Maturity Date. We will pay interest to the persons in whose names the notes are registered as of the regular record date. However, interest that we pay on the Maturity Date, if any, will be payable to the persons to whom the principal will be payable. If any note is originally issued between a regular record date and the related interest payment date, we will make the first payment of interest on that note on the interest payment date immediately following the next succeeding regular record date to the registered holder on that next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar- denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the specified currency or, if the specified currency is euro, the day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor, is open (a “Target Settlement Day”); provided, further, that, with respect to floating rate notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day, as defined below, and that, with respect to floating rate notes as to which EURIBOR is an applicable Interest Rate Basis, the day is also a Target Settlement Day.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in the Designated LIBOR Currency, as defined below under “—Floating Rate Notes—LIBOR”, in London.

“Principal Financial Center” means, unless otherwise specified in the applicable pricing supplement,

(1)	the capital city of the country issuing the specified currency, or

(2)	the capital city of the country to which the Designated LIBOR Currency relates,

except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Euros, New Zealand dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney, Toronto, London (solely in the case of the Designated LIBOR Currency), Wellington, Johannesburg and Zurich, respectively.

Fixed Rate Notes

Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months, and will be payable semiannually on June 1 and December 1 of each year and on the Maturity Date.

If any interest payment date or the Maturity Date of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of the following:

•	the CMT Rate,

•	the Commercial Paper Rate,

•	the Eleventh District Cost of Funds Rate,

•	EURIBOR,

•	the Federal Funds Rate,

•	LIBOR,

•	the Prime Rate,

•	the Treasury Rate, or

•	any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

Terms. Each applicable pricing supplement will specify the terms of the floating rate note being offered thereby, including the following:

•	whether the floating rate note is

•	a “Regular Floating Rate Note”,

•	a “Floating Rate/Fixed Rate Note”, or

•	an “Inverse Floating Rate Note”,

•	the Interest Rate Basis or Bases,

•	the Initial Interest Rate, if any,

•	the Interest Reset Dates,

•	the Interest Payment Dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the “Index Maturity”),

•	the Maximum Interest Rate and Minimum Interest Rate, if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the “Spread”),

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the “Spread Multiplier”),

•	if one or more of the specified Interest Rate Bases is the CMT Rate, the Reuters Page and, if applicable, the weekly average or the monthly average, and

•	if one or more of the specified Interest Rate Bases is LIBOR, the Designated LIBOR Currency and the Designated LIBOR Page.

The interest rate borne by the floating rate notes will be determined as follows:

Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having “other provisions” apply relating to a different interest rate formula, it will be a “Regular Floating Rate Note” and, except as described below or in the applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, as defined below, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the Initial Interest Rate.

Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a “Floating Rate/Fixed Rate Note”, then, except as described below or in the applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

•	the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the Initial Interest Rate, and

•

the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the Fixed Interest Rate specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes. If a floating rate note is designated as an “Inverse Floating Rate Note”, except as described below or in the applicable pricing supplement, it will bear interest at the Fixed Interest Rate specified in the applicable pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the Initial Interest Rate.

Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

•	if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the applicable Interest Reset Date, or

•

if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement.

Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an “Interest Reset Date”). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of floating rate notes which reset:

•	daily—each Business Day;

•

weekly—the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

•

monthly—the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually—the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which EURIBOR or LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a “Maximum Interest Rate”), and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a “Minimum Interest Rate”).

The indenture is, and any notes issued under the indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. We suggest that prospective investors consult their personal advisors with respect to the applicability of these laws. We have agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates or interest against a beneficial owner of the notes.

Interest Payments. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

•	daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	annually—the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	the Maturity Date.

If any interest payment date for any floating rate note, other than an interest payment date on the Maturity Date, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which EURIBOR or LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity Date of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date to the date of that payment on the next succeeding Business Day.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one half cent or unit being rounded upward).

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Unless otherwise specified in the applicable pricing supplement, the accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

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In the case of notes for which the Interest Rate Basis is the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, EURIBOR, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

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In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

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The interest factor for floating rate notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable pricing supplement applied.

Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the related Interest Reset Date will be the rate determined as of the applicable “Interest Determination Date” and calculated on or prior to the calculation date, as defined below.

•	The Interest Determination Date with respect to the Commercial Paper Rate will be the second Business Day preceding each Interest Reset Date for the related note.

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The Interest Determination Date with respect to the CMT Rate will be the second U.S. Government Securities Business Day preceding each Interest Reset Date for the related note. Unless we otherwise specify in the applicable pricing supplement, “U.S. Government Securities Business Day” means any day other than a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

•	The Interest Determination Date with respect to the Prime Rate will be the first Business Day preceding each Interest Reset Date for the related note.

•	The Interest Determination Date with respect to EURIBOR will be the second Target Settlement Day preceding each Interest Reset Date for the related note.

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The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last Business Day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below under “—Eleventh District Cost of Funds Rate”.

•	The Interest Determination Date with respect to the Federal Funds Rate will be the applicable Interest Reset Date.

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The Interest Determination Date with respect to LIBOR will be the second London Banking Day preceding each Interest Reset Date, unless the Designated LIBOR Currency is the British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date.

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The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below under “—Treasury Rate”, are normally auctioned (i.e., Treasury Bills are normally sold at auction on Monday of each week, unless that Monday is a legal holiday, in which case the auction is normally held on the immediately following Tuesday, except that the auction may be held on the preceding Friday) or, if no auction is held for a particular week, the first Business Day of that week; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday, provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

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The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined as of the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

Calculation Date. Unless otherwise provided in the applicable pricing supplement, The Bank of New York Mellon will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or

•	the Business Day preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

The determination of any interest rate by the calculation agent will be final and binding absent manifest error.

CMT Rate. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in the applicable pricing supplement.

“CMT Rate” means:

(1) if Reuters Page FRBCMT (as defined below) is specified in the applicable pricing supplement:

(a) the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury constant maturities”, as the yield is displayed on Reuters (“Reuters”) (or any successor service), on page FRBCMT or any other page as may replace that specified page on that service (“Reuters Page FRBCMT”) or, if not so displayed on Reuters, as displayed on the Bloomberg L.P. (“Bloomberg”) service (or any successor service) on page NDX7 (or any other page as may replace the specified page on that service) (“Bloomberg Page NDX7”), for the applicable Interest Determination Date, or

(b) if the rate referred to in clause (a) does not appear on the Reuters Page FRBCMT or Bloomberg Page NDX7, as the case may be, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519) under the caption “Treasury constant maturities”, or

(c) if the rate referred to in clause (b) does not appear in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d) if the rate referred to in clause (c) is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include the agents or their affiliates (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date.

If two such United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such Index Maturity specified in the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original term to maturity will be used.

(2) if Reuters Page FEDCMT (as defined below) is specified in the applicable pricing supplement:

(a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury constant maturities”, as the yield is displayed on Reuters, or any successor service, on page FEDCMT or any other page as may replace that specified page on that service (“Reuters Page FEDCMT”) or, if not so displayed on Reuters, as displayed on the Bloomberg service (or any successor service) on Bloomberg Page NDX7, for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

(b) if the rate referred to in clause (a) does not appear on the Reuters Page FEDCMT or Bloomberg Page NDX7, as the case may be, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption “Treasury constant maturities,” or

(c) if the rate referred to in clause (b) does not appear in H.15(519), the one-week or one-month, as specified, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

(d) if the rate referred to in clause (c) is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference

Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date

If two such United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the Index Maturity specified in the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in the applicable pricing supplement.

“Commercial Paper Rate” means:

(1) the Money Market Yield (as defined below) on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption “Commercial Paper-Nonfinancial”, or

(2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include an agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization, or

(4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the applicable Interest Determination Date.

“Money Market Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Money Market Yield	=	Dx360 360–(DxM)	x 100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest reset period.

Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates, calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Eleventh District Cost of Funds Rate Notes and in the applicable pricing supplement.

“Eleventh District Cost of Funds Rate” means:

(1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth opposite the caption “11TH District” on the display on Reuters, or any successor service on page COFI/ARMS or any other page as may replace that specified page on that service (“Reuters Page COFI/ARMS”) or, if not so displayed on Reuters, as displayed on the Bloomberg service (or any successor service) on page ALLX COF (or any other page as may replace the specified page on that service) (“Bloomberg Page ALLX COF”), in each case as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

(2) if the rate referred to in clause (1) does not appear on Reuters Page COFI/ARMS or Bloomberg Page ALLX COF, as the case may be, on the related Interest Determination Date, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “Index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date, or

(3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

EURIBOR. EURIBOR Notes will bear interest at the rates, calculated with reference to the European Interbank Offered Rate for deposits in euros, or “EURIBOR”, and the Spread and/or Spread Multiplier, if any, specified in the applicable EURIBOR Notes and in the applicable pricing supplement.

“EURIBOR” means:

(1) the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, as that rate appears on Reuters, or any successor service, on page EURIBOR01 or any other page as may replace that specified page on that service (“Reuters Page EURIBOR01”) as of 11:00 A.M., Brussels time, on the applicable Interest Determination Date, or

(2) if the rate referred to in clause (1) does not appear on Reuters Page EURIBOR01, or is not so published by 11:00 A.M., Brussels time, on the applicable Interest Determination Date, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal Euro-zone (as defined below) offices of four major reference banks in the Euro-zone interbank market, which may include affiliates of the agents, to provide the calculation agent with its offered quotation for deposits in euros for the period of the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Brussels time, on the applicable Interest Determination Date and in a principal amount not less than the equivalent of U.S. $1 million in euros that is representative for a single transaction in euro in that market at that time, or

(3) if fewer than two quotations referred to in clause (2) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels time, on such Interest Determination Date by four major banks in the Euro-zone for loans in euro to leading European banks, having the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date and in a principal amount not less than the equivalent of U.S. $1 million in euros that is representative for a single transaction in euros in that market at that time, or

(4) if the banks so selected by the calculation agent are not quoting as mentioned in clause (3), EURIBOR in effect on the applicable Interest Determination Date.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on the European Union.

Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in the applicable pricing supplement.

“Federal Funds Rate” means:

(1) if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement:

(a) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading “Federal funds (effective)”, and that is displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace that specified page on that service (“Reuters Page FEDFUNDS1”) under the heading “EFFECT”, or

(b) if the rate referred to in clause (a) does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the applicable Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “Federal funds (effective)”, or

(c) if the rate referred to in clause (b) does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include an agent or its affiliates, selected by the calculation agent, before 9:00 A.M., New York City time on the applicable Interest Determination Date, or

(d) if the brokers selected by the calculation agent are not quoting as mentioned in clause (c), the Federal Funds Rate in effect on the applicable Interest Determination Date.

(2) if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement:

(a) the rate on the applicable Interest Determination Date under the heading “Federal Funds” for the applicable Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters, or any successor service, on page 5 or any other page as may replace that specified page on that service (“Reuters Page 5”), or

(b) if the rate referred to in clause (a) does not appear on Reuters Page 5 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the applicable Interest Determination Date displayed on the FFPREBON Index Page on the Bloomberg service, which is the Fed Funds Opening Rate as reported by Prebon Yamane (or its successor) on Bloomberg, or

(c) if the rate referred to in clause (b) does not appear on the FFPREBON Index page on Bloomberg or another recognized electronic source or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include an agent or its affiliates, selected by the calculation agent, before 9:00 A.M., New York City time on the applicable Interest Determination Date, or

(d) if the brokers selected by the calculation agent are not quoting as mentioned in clause (c), the Federal Funds Rate in effect on the applicable Interest Determination Date.

(3) if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement:

(a) the rate on the applicable Interest Determination Date displayed on the FDTR Index Page on Bloomberg, or

(b) if the rate referred to in clause (a) does not appear on the FDTR Index Page on Bloomberg or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the applicable Interest Determination Date appearing on Reuters on page USFFTARGET= or any other page as may replace that specified page on that service (“Reuters Page USFFTARGET=”), or

(c) if the rate referred to in clause (b) does not appear on Reuters Page USFFTARGET= or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include an agent or its affiliates, selected by the calculation agent, before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

(d) if the brokers selected by the calculation agent are not quoting as mentioned in clause (c), the Federal Funds Rate in effect on the applicable Interest Determination Date.

LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in the applicable pricing supplement.

“LIBOR” means:

(1) the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

(2) if the rate referred to in clause (1) does not appear on the Designated LIBOR Page, or is not so published by 11:00 A.M., London time, on the applicable Interest Determination Date, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of four major reference banks, which may include affiliates of the agents, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time, or

(3) if fewer than two quotations referred to in clause (2) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., London time, in the applicable Principal Financial Center on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in such Principal Financial Center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time, or

(4) if the banks so selected by the calculation agent are not quoting as mentioned in clause (3), LIBOR in effect on the applicable Interest Determination Date.

“Designated LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

“Designated LIBOR Page” means either:

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if “Reuters Page LIBOR01” or “LIBOR01” is designated in the applicable pricing supplement, the display on Reuters, or any successor service, on page LIBOR01 or any page as may replace that specified page on that service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or

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if “Reuters Page LIBOR02” or “LIBOR02” is designated in the applicable pricing supplement, the display on Reuters, or any successor service, on page LIBOR02 or any page as may replace that specified page on that service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

Prime Rate. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and the applicable pricing supplement.

“Prime Rate” means:

(1) the rate on the applicable Interest Determination Date as published in H.15(519) opposite the caption “Bank prime loan”, or

(2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate opposite the caption “Bank prime loan”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Page USPRIME1 (as defined below) as the particular bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

(4) if fewer than four rates described in clause (3) are so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in The City of New York selected by the calculation agent, or

(5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the applicable Interest Determination Date.

“Reuters Page USPRIME1” means the display on Reuters, or any successor service on page USPRIME1 or any other page as may replace that specified page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in the applicable pricing supplement.

“Treasury Rate” means:

(1) the rate from the auction held on the applicable Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters, or any successor service, on page USAUCTION 10 or any other page as may replace that specified page on that service (“Reuters Page USAUCTION 10”) or page USAUCTION 11 or any other page as may replace that specified page on that service (“Reuters Page USAUCTION 11”) or, if not so displayed on Reuters, as displayed on the Bloomberg service (or any successor service) on page AUCR 27 (or any other page as may replace that page on that service), or

(2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of such Treasury Bills as announced by the United States Department of the Treasury, or

(3) in the event that the rate referred to in clause (2) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. government securities/Treasury bills (secondary market)”, or

(4) if the rate referred to in clause (3) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. government securities/Treasury bills (secondary market)”, or

(5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three leading primary United States government securities dealers, which may include an agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(6) if the dealers selected by the calculation agent are not quoting as mentioned in clause (5), the Treasury Rate in effect on the applicable Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	DxN 360–(DxM)	x 100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Other Provisions; Addenda

Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matters relating to the applicable notes may be modified or supplemented by the terms as specified under “Other/Additional Provisions” on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

Original Issue Discount Notes

We may from time to time offer notes at a price less than their redemption price at maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for Federal income tax purposes (“Discount Notes”). Discount Notes may pay no interest currently or may bear interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Discount Notes will be described in the applicable pricing supplement. For further information regarding the Federal income tax implications for U.S. Holders of Discount Notes, see “Certain United States Federal Income Tax Considerations—U.S. Holders—Original Issue Discount”.

Amortizing Notes

We may from time to time offer notes (“Amortizing Notes”), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise provided in such pricing supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

Linked Notes

We may from time to time offer notes (“Linked Notes”) the principal value of which at maturity will be determined by reference to:

(a) one or more equity or debt securities, including, but not limited to, the price or yield of such securities,

(b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

(c) the price or value of any commodity or any other item or index or any combination thereof,

(collectively, the “Linked Securities”). The payment or delivery of any consideration on any Linked Note at maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be described in the applicable pricing supplement.

Book-Entry Notes

Description of the Global Securities

Upon issuance, all notes in book-entry form having the same date of issue, interest rate or formula, maturity and redemption and/or repayment provisions, if any, and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the “Global Notes”). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company as depository registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole by (1) the depository to a nominee of the depository, (2) by a nominee of the depository to the depository or to another nominee of the depository or (3) by the depository or any of its nominees to a successor of the depository or a nominee of the successor.

DTC Procedures

The following is based on information furnished by the depository:

DTC will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of such issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one Global Note will be issued with respect to each $500,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating members, referred to as participants, deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, referred to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchasers of notes in book-entry form under DTC’s system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on DTC’s records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of notes in book-entry form will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. or another DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; DTC’s records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other nominee of DTC) will consent or vote with respect to the Global Notes representing the notes in book-entry form unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Colgate as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

We will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to Cede & Co., or other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on its records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the applicable participant and not of DTC, the trustee or Colgate, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co., or other nominee as may be requested by an authorized representative of DTC, is the responsibility of Colgate and the trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by Colgate, through its participant, to the trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant’s interest in the Global Note representing notes in book-entry form, on DTC’s records, to the trustee.

DTC may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to Colgate or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

Exchange for Notes in Certificated Form

If:

(a) DTC is at any time unwilling or unable to continue as depository and we do not appoint a successor depository within 60 days,

(b) we execute and deliver to the trustee a company order to the effect that the Global Notes shall be exchangeable, or

(c) a default or an event of default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and terms and of an equal aggregate principal amount. The certificated notes will be registered in the name or names as DTC instructs the trustee. It is expected that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in Global Notes.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

Unless we indicate otherwise in the applicable pricing supplement, we will denominate the notes in U.S. dollars, we will make payments of principal, premium, if any and interest on the notes in U.S. dollars and you must pay the purchase price of the notes in U.S. dollars in immediately available funds. If any of the notes (“foreign currency notes”) are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a “specified currency”), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

A pricing supplement with respect to any foreign currency note is a part of this prospectus supplement and the accompanying prospectus. The applicable pricing supplement will set forth information about the specified currency in which a particular foreign currency note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of that basket and a description of provisions for payment in the event that currency basket is no longer used for the purposes for which it was established. Any information we provide you concerning exchange rates is provided as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Unless we indicate otherwise in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which such notes are denominated. The information described in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes. Such persons should consult their own counsel with regard to such matters.

Currencies

We may offer foreign currency notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for foreign currency notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third Business Day preceding the date of delivery of the foreign currency notes, or by such other day as determined by the agent who presents the offer to purchase foreign currency notes to us, that agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the foreign currency notes. Each such conversion will be made by the agent or agents on the terms and subject to the conditions, limitations and charges as the agent may from time to time establish in accordance with their regular foreign exchange practices. If you purchase foreign currency notes you will pay all costs of exchange.

Payment of Principal, Premium and Interest

The principal of, premium, if any, and/or interest on foreign currency notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, unless we indicate otherwise in the applicable pricing supplement or alternative arrangements are made, we will pay principal of, premium, if any, and/or interest on foreign currency notes in the specified currency to an account at a bank outside the United States, provided, however, that payments of principal of, premium, if any and/or interest on foreign currency notes will nevertheless be made in U.S. dollars:

•	if the notes are in certificated form, at the option of holders of the notes under the procedures described below; and

•

if the notes are represented by Global Notes, unless DTC has received notice from any of its participants of the election of beneficial owners of the notes holding through them to receive payment in the specified currency, in accordance with the procedures described below, in which case, such beneficial owners will receive payment in the specified currency; and

•	if the specified currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control. See “—Payment Currency” below.

We will base U.S. dollar amounts that we owe to holders of foreign currency notes on the highest bid quotation received by the exchange rate agent specified in the applicable pricing supplement in The City of New York at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date. The exchange rate agent will obtain that highest quote by asking three recognized foreign exchange dealers approved by us (one of whom may be the exchange rate agent) for their bid quotations for the purchase of the specified currency in exchange for U.S. dollars for settlement on the relevant payment date, in the aggregate amount of the specified currency payable to all holders of foreign currency notes scheduled to receive U.S. dollar payments, and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, we will make payments in the specified currency. All currency exchange costs will be borne by the holders of foreign currency notes by deductions from such payments.

If a note is represented by a Global Note, DTC or its nominee will be the holder of the note and will be entitled to all payments on the note. Although DTC can hold notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related Global Note who elects to receive payments of principal, premium, if any, and/or interest in the specified currency must notify the participant through which it owns its interest on or prior to the applicable regular record date, in the case of a payment of interest, or prior to the Maturity Date, in the case of a payment of principal and/or premium, of that beneficial owner’s election. The participant must notify DTC of that election on or prior to the third Business Day after the regular record date or on or prior to the fifteenth Business Day prior to the Maturity Date, as the case may be. DTC will notify the trustee of the election on or prior to the fifth Business Day after the regular record date or on or prior to the tenth Business Day prior to the Maturity Date, as the case may be. If the participant receives complete instructions from the beneficial owner and those instructions are forwarded by the participant to DTC, and by DTC to the trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. For more information about Global Notes, see “Description of the Notes—Book-Entry Notes.”

If we so specify in the applicable pricing supplement, as a holder of foreign currency notes in certificated form you may elect to receive payment of the principal of, premium, if any and/or interest on the foreign currency notes in U.S. dollars by transmitting a written request for such payment to the corporate trust office of the trustee in The City of New York on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a foreign currency note in certificated form you may elect to receive payment in U.S. dollars for all payments of principal, premium, if any and/or interest and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the trustee, but written notice of any such revocation must be received by the trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. If your foreign currency notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in U.S. dollars.

We will pay principal, any premium and/or interest on foreign currency notes in certificated form to be paid in U.S. dollars in the manner specified in the accompanying prospectus and this prospectus supplement with respect to notes denominated in U.S. dollars. See “Description of the Notes—Payment of Principal, Premium and Interest”. We will pay interest on foreign currency notes in the specified currency by check mailed on the relevant interest payment date to the persons entitled thereto as their addresses shall appear in the security register or, at our option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of foreign currency notes, together with any premium and any interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of the notes at the corporate trust office of the trustee in The City of New York or, at our option, by wire transfer to that bank account.

Payment Currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of foreign currency notes by making that payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the exchange rate agent on the second Business Day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due, or as otherwise indicated in an applicable pricing supplement or as otherwise determined by us in good faith, if the foregoing is impracticable. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the notes.

The notes that are denominated in, or the payment of which is determined by reference to, a specified currency, will provide that, in the event of an official redenomination of a foreign currency, including, without limitation, an official redenomination of a foreign currency that is a composite currency, our obligations with respect of payments on notes denominated in such currency shall, in all cases, be regarded immediately following such redenomination as providing for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Such notes will not provide for any adjustment to any amount payable under the notes as a result of any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates.

All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

As indicated above, if you invest in foreign currency notes or currency indexed notes your investment will be subject to substantial risks, the extent and nature of which change continuously. As with any investment that you make in a security, you should consult your own financial and legal advisors as to the risks entailed in an investment in foreign currency notes or currency indexed notes. Such notes are not an appropriate investment for you if you are unsophisticated with respect to foreign currency matters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates and retroactive changes), or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, entities that are classified as partnerships, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle”, “hedge”, “conversion” or other integrated transaction for tax purposes, or persons whose functional currency is not the United States dollar. If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding notes should consult its tax advisors. It also does not deal with holders other than original purchasers who purchase the notes at the issue price (as defined below) of the notes, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note that is for United States Federal income tax purposes:

(1) a citizen or resident of the United States,

(2) a corporation (including an entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(3) an estate the income of which is subject to United States Federal income tax regardless of its source,

(4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

(5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders

Payments of Interest. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting) provided that the interest is “qualified stated interest” (as defined below).

Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount, i.e., Discount Notes. The following summary is based upon final Treasury regulations (the “OID Regulations”) promulgated under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). A note’s “weighted average maturity” is the sum of the following amounts determined for each payment on a note (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity. The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any “true” discount on the note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The “daily portion” of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

•

the product of the Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

•	the amount of any qualified stated interest payments allocable to such accrual period.

Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating original issue discount for an initial short accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. In the case of a note issued with de minimis original issue discount, a U.S. Holder generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note. Any amount of de minimis original issue discount that has been included in income in accordance with the foregoing rule will be treated as capital gain upon the sale, exchange, redemption or retirement of the notes.

A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an “acquisition premium”. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Under the OID Regulations, floating rate notes and indexed notes (referred to herein as “Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if:

•	its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

•	it provides for stated interest, paid or compounded at least annually, at current values of:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” under the OID Regulations, and if the stated interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the Variable Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

(1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate or

(2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation and would be governed by certain final Treasury regulations (the “CPDI Regulations”) concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument under current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes (such as Amortizing Notes and Linked Notes) will be discussed in the applicable pricing supplement.

Colgate may issue notes which

•	may be redeemable at the option of Colgate prior to their stated maturity (a “call option”) and/or

•	may be repayable at the option of the holder prior to their stated maturity (a “put option”).

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Foreign-Currency Notes. The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

Short-Term Notes. Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a “market discount”, unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the note, unless the U.S. Holder elects to accrue market discount on the basis of a constant yield.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the “IRS”).

Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the amount of gain or increase the amount of loss otherwise recognized on the disposition of such note. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after such date and may be revoked only with the consent of the IRS.

Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. If the U.S. Holder is an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

Subject to the discussions of backup withholding and FATCA below, a non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding notes on its own behalf will not be subject to United States Federal income taxes on payments of principal, premium, interest or original issue discount on a note, unless such non-U.S. Holder is an actual or constructive owner of 10% or more of the total combined voting power of all classes of Colgate stock entitled to vote, a controlled foreign corporation related to Colgate or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address.

A “Withholding Agent” is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN or IRS Form W- 8BEN-E, which are generally effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN or IRS Form W-8BEN-E may in certain circumstances remain effective until a change in circumstances makes any information on the form incorrect. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that make any information on the IRS Form W- 8BEN or IRS Form W-BEN-E incorrect and must furnish a new IRS Form W-8BEN or IRS Form W-BEN-E. A holder of a note which is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s IRS Form W-8BEN or IRS Form W-BEN-E (or substitute form).

Generally and subject to the discussions of backup withholding and FATCA below, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The notes will not be includible in the estate of a non-U.S. Holder unless the individual is an actual or constructive owner of 10% or more of the total combined voting power of all classes of Colgate stock entitled to vote or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States Federal income tax may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a note to (or through) a broker, the broker must report the sale and backup withhold on the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•

the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN or IRS Form W-BEN-E under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States Federal income tax provided the required information is furnished to the IRS in a timely manner.

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (“FATCA”) generally impose a withholding tax of 30% on interest income (including original issue discount) from, and the gross proceeds from a disposition of, debt obligations paid to a foreign financial institution (including where such foreign financial institution is not the beneficial owner of such debt obligations), unless such foreign financial institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). The U.S. government has entered into intergovernmental agreements with the governments of certain countries that may in certain circumstances modify the foregoing requirements, including, in the case of a “Model 1” intergovernmental agreement, by requiring substantially similar information to be reported to the tax authorities in such country rather than to the U.S. tax authorities. In addition, FATCA will generally impose a withholding tax of 30% on interest income from, and the gross proceeds from a disposition of, debt obligations paid to a non-financial foreign entity unless such non-financial foreign entity provides the withholding agent with certain certifications or information relating to U.S. ownership of the entity. Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes. U.S. Treasury regulations issued under FATCA provide that no withholding tax under FATCA will be imposed with respect to payments of gross proceeds from the disposition of debt obligations prior to January 1, 2017. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their ownership of the notes.

PLAN OF DISTRIBUTION

We are offering the notes for sale on a continuing basis through Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC. Unless otherwise specified in an applicable pricing supplement, the agents will purchase the notes, as principal, from us for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity.

If agreed to by Colgate and an agent, the agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement, and we will pay a commission to the agent, ranging from .150% to .875% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission that we and the agent or agents agree to at the time of sale. In an agency sale, we will receive from 99.850% to 99.125% of the principal amount of each note, before deducting a portion of the aggregate offering expenses of approximately $467,400.

An agent may resell notes it has purchased from us as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with those purchases from us to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through the agents. The agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agents.

We may also enter into separate arrangements with firms other than the agents which allow such firms to purchase all or a portion of the notes for resale to the public. The name of any firm, the underwriting discount and the initial public offering price for such notes will be set forth on the cover page of the pricing supplement delivered in connection with the offering and sale of the applicable notes.

Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in U.S. dollars or the specified currency, as the case may be, in New York City on the date of settlement.

No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents may be required to make in respect thereof. We have also agreed to reimburse the agents for certain expenses.

From time to time we may issue and sell other securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement may be reduced as a result of those sales.

The agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. If any of the agents or their affiliates have a lending relationship with us, certain of those agents or their affiliates routinely hedge, and certain other of those agents may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes in connection with the offering, i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

Neither we nor the agents are making any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the agents are making any representation that an agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

PROSPECTUS

Debt Securities

•	By this prospectus, we may offer from time to time our debt securities.
•

When we offer debt securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

•

We may sell the debt securities on a continuous or delayed basis to the public through underwriters acting individually or through a group of underwriters which may be managed or co-managed by one or more underwriters designated by us, through agents or dealers, directly to one or more other purchasers or by any combination of these methods of sale. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below.

•

The name or names of any agents or underwriters involved in the sale of any debt securities, the proceeds to us from the offering, any discounts and commissions to be allowed or paid to the agents or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers and any exchanges on which the debt securities may be listed will be set forth in the prospectus supplement covering the sales of those debt securities.

•	You should read this prospectus and the accompanying prospectus supplement relating to the specific offering of securities carefully before you invest.

Investing in debt securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement and any documents incorporated by reference before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. Neither we nor any underwriter or agent acting on our behalf has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement, any applicable free writing prospectus or the document incorporated by reference, as applicable.

Unless the context otherwise requires, references in this prospectus supplement to “Colgate,” “we,” “us” and “our” are to Colgate-Palmolive Company.

ABOUT THIS PROSPECTUS

We will disclose information about the debt securities in this prospectus and prospectus supplements. The term “prospectus supplement” as used in this prospectus includes any pricing supplements relating to particular offerings of debt securities. The relevant prospectus supplements will provide the financial and other specific terms of any particular offering of debt securities, many of which are determined at the time of pricing. Because the information provided in the prospectus supplements may also add, delete or change information contained in this prospectus, you should rely on the information in the applicable prospectus supplement or supplements to the extent that it is inconsistent with the information in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations and exchange controls, price or profit controls and labor unrest, including in Venezuela, cost-reduction plans including restructuring programs, tax rates, new product introductions, commercial investment levels or legal proceedings, among other matters. In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “believe” or the negative of these terms or similar terminology.

These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements, except as required by law. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Actual events or results may differ materially because of factors that affect international businesses and global economic conditions, as well as matters specific to us and the markets we serve, including the uncertain economic environment in different countries and its effect on consumer spending habits, increased competition and evolving competitive practices, currency rate fluctuations, exchange controls, price or profit controls, labor relations, changes in foreign or domestic laws or regulations or their interpretation, political and fiscal developments, the availability and cost of raw and packaging materials, the ability to maintain or increase selling prices as needed, the ability to implement restructuring programs as planned or differences between the actual and the estimated costs or savings under such programs, changes in the policies of retail trade customers, our ability to continue lowering costs and the uncertainty of the outcome of legal proceedings, whether or not we believe they have merit.

All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2013 (incorporated by reference in this prospectus) and similar sections in our subsequent filings that we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Given these uncertainties, we caution investors not to unduly rely on forward-looking statements in making an investment decision. We are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statement that may be made from time to time, whether as a result of new information, future events or otherwise.

COLGATE-PALMOLIVE COMPANY

Colgate-Palmolive Company, which was founded in 1806 and incorporated under the laws of the State of Delaware in 1923, is a leading consumer products company whose products are marketed in over 200 countries and territories throughout the world. Our principal executive offices are located at 300 Park Avenue, New York, New York 10022 (telephone (212) 310-2000).

We operate in two product segments: (1) Oral, Personal and Home Care and (2) Pet Nutrition. Colgate is a global leader in Oral Care with the leading toothpaste and manual toothbrush brands throughout many parts of the world according to market share data. Our Oral Care products include Colgate Total, Colgate Sensitive Pro-Relief, Colgate Max Fresh, Colgate Optic White and Colgate Luminous White toothpastes, Colgate 360° and Colgate Slim Soft manual toothbrushes and Colgate Optic White, Colgate Total and Colgate Plax mouthwash. Our Oral Care business also includes dental floss and pharmaceutical products for dentists and other oral health professionals.

We are a leader in many product categories of the Personal Care market with global leadership in liquid hand soap, which we sell under the Palmolive, Protex and Softsoap brands. Our Personal Care products include Palmolive, Sanex and Softsoap brand shower gels, Palmolive, Irish Spring and Protex bar soaps and Speed Stick, Lady Speed Stick and Sanex deodorants and antiperspirants. We are the market leader in liquid hand soap in the U.S. with our line of Softsoap brand products according to market share data. Our Personal Care business outside the U.S. also includes Palmolive and Caprice shampoos and conditioners.

We manufacture and market a wide array of products for the Home Care market, including Palmolive and Ajax dishwashing liquids, Fabuloso and Ajax household cleaners and Murphy’s Oil Soap. We are a market leader in fabric conditioners with leading brands including Suavitel in Latin America and Soupline in Europe. We are a market leader in laundry detergent in the South Pacific according to market share data.

Through our Hill’s Pet Nutrition segment, we are a world leader in specialty pet nutrition products for dogs and cats with products marketed in over 95 countries around the world. Hill’s markets pet foods primarily under three trademarks: Hill’s Science Diet, which is sold by authorized pet supply retailers and veterinarians for everyday nutritional needs; Hill’s Prescription Diet, a range of therapeutic products sold by veterinarians and authorized pet supply retailers to help nutritionally manage disease conditions in dogs and cats; and Hill’s Ideal Balance, a range of products with natural ingredients, sold by authorized pet supply retailers and veterinarians.

If you want to find more information about our company, please see the filings that we incorporate by reference in this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

RISK FACTORS

Investing in the debt securities to be offered pursuant to this prospectus involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K, as well as those risk factors that may be included in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	16.9	19.1	25.6	27.8	25.3	21.3

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations before adjustment for noncontrolling interests plus fixed charges, less capitalized interest, less income on equity investments. “Fixed charges” consist of interest costs whether expensed or capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness and the estimated interest component of rental expense.

DESCRIPTION OF DEBT SECURITIES

General

We will offer the debt securities described in this prospectus from time to time in one or more distinct series for an aggregate initial public offering price in U.S. dollars or in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as we shall designate at the time of offering.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of November 15, 1992, as supplemented from time to time, between our company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summaries of material provisions of the debt securities and of the indenture are not complete and are subject to, and qualified in their entirety by reference to, the provisions of the indenture, including the definitions of terms.

The indenture does not limit the amount of debt, secured or unsecured, which we may issue. The debt securities offered by this prospectus are unsecured and rank equally with our other unsecured and unsubordinated indebtedness.

Terms of the Debt Securities

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We may issue debt securities upon the satisfaction of conditions, including the delivery to the trustee of a supplemental indenture, or a resolution of our Board of Directors or a committee of our Board of Directors, or a certificate of our officers who have been authorized by our Board of Directors to take that kind of action, which fixes or establishes the terms of the debt securities being issued. Any supplemental indenture, resolution or officer’s certificate approving the issuance of any issue of debt securities will include the following terms of that issue of debt securities:

•	the aggregate principal amount;

•	the stated maturity date;

•	the date or dates on which we will pay principal, if other than at maturity, or the method we will use to determine these dates;

•	if the amount of payments of principal (and premium, if any) or interest may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

•	whether and how the principal amount will be determined, whether by reference to an index, formula or other method;

•	the rate or rates (or manner of calculating the rate or rates) at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the interest payment dates and regular record dates for any interest payable;

•

if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where the principal (and premium, if any) and interest, if any, will be payable, and where the debt securities may be delivered for registration, transfer or exchange;

•	any provisions for redemption of the debt securities, the redemption price or prices and any remarketing arrangements;

•	any mandatory redemption or sinking fund or analogous provisions;

•	whether the debt securities are denominated or payable in United States dollars or in one or more currencies or units of two or more currencies;

•

the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and/or to the offer, sale and delivery of the debt securities in either form;

•

whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any such additional amounts;

•	whether the debt securities are to be issued in global form and if so, the depositary for the global securities;

•	the title of the debt securities and the series of which the debt securities are a part;

•	the minimum denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	any additional covenants or events of default applicable to our company; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the indenture.

Please see the applicable prospectus supplement for the terms of the specific debt securities being offered.

Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

The provisions of the indenture permit us, without the consent of the holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

The indenture does not contain any provisions which would provide protection to holders of debt securities against a sudden and dramatic decline in credit quality resulting from a takeover, a recapitalization or other highly leveraged transaction involving Colgate.

We will pay or deliver principal and any premium, additional amounts and interest in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Holders may present debt securities for exchange, and registered debt securities for transfer or exchange, in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. Holders may transfer debt securities in bearer form for registered debt securities by delivering the bearer debt securities and related coupons, if any, to the office or agency of the registrar for that series of debt securities. If any series of debt securities is issued in global form, the prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any global debt security may exchange those interests for definitive debt securities of that same series and of like tenor and principal amount, in any authorized form and denomination. There will be no service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange other than certain exchanges not involving any transfer.

Merger and Consolidation

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•

the resulting corporation, if other than Colgate, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Columbia and assumes all of our obligations to:

(1)	pay or deliver the principal of or any premium, interest or additional amounts on the debt securities; and

(2)	perform and observe all of our other obligations under the indenture, and

•	we or any successor corporation, as the case may be, are not, immediately after any such consolidation, merger or sale of assets, in default under the indenture.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of the indenture for specified purposes, including, among other things, curing ambiguities and correcting inconsistencies. We and the trustee may modify and amend other provisions of the indenture with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, the consent of each holder of any debt security affected must be obtained if the amendment or modification:

•	changes the stated maturity of the principal of, or any premium or installment of interest or additional amounts on, any debt security;

•

reduces the principal amount due and payable at maturity or upon acceleration of maturity of, or the rate of interest or additional amounts payable on, or any premium payable on redemption or otherwise on, any debt security;

•	adversely affects any right of repayment at the option of the holders;

•

changes the place of delivery of, or currency of, the payment of principal or any premium, interest or additional amounts on any debt security or impairs the right to institute suit for the enforcement of any such payment or delivery;

•	reduces the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture;

•

modifies the foregoing requirements or reduces the percentage to less than a majority in principal amount of outstanding debt securities necessary to waive certain past defaults by Colgate under the indenture.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the indenture and waive our compliance with certain provisions of the indenture, except as described under “—Events of Default.”

Events of Default

Except as otherwise provided in the applicable prospectus supplement, each of the following constitutes an event of default with respect to each series of debt securities issued under the indenture:

•	default in the payment of any interest or additional amounts when due and continuing for 30 days;

•	default in the payment of any principal or premium when due and payable at maturity;

•	default in the payment of any sinking fund payment when due;

•

default in the performance, or breach, of any other obligation of ours under the indenture, or under provisions of a series of debt securities that are applicable to all series of debt securities, and continuance of the default for 60 days after we are given written notice of the default as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of Colgate; and

•	any other event of default with respect to debt securities of that series.

If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or any lesser amount provided for in the debt securities of that series, due and payable immediately. At any time after such a declaration of acceleration with respect to the debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all other events of default have been remedied or waived.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•

in respect of an obligation of ours contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that the direction is not in conflict with any rule of law, the indenture or the debt securities of that series. The trustee must, within 90 days after a default occurs notify the holders of the applicable series of debt securities of the default, unless the default is cured or waived. The trustee may withhold notice of default, except default in payment of principal, any premium, interest or sinking fund payment, if it determines that it is in the interest of the holders to do so. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

Unless otherwise stated in the prospectus supplement, any series of debt securities issued under the indenture will not have the benefit of any cross-default provisions with other indebtedness of our company.

We will be required to furnish to the trustee annually a statement as to our performance of all of our obligations and conditions under the indenture.

Limitations Upon Liens

The debt securities will not be secured by any mortgage, pledge or other lien. Unless a prospectus supplement with respect to a particular series of debt securities states otherwise, the covenants described below will apply to each series of debt securities.

We covenant in the indenture not to create or suffer to exist, or permit any of our Principal Domestic Subsidiaries to create or suffer to exist, any Lien on any Restricted Property, whether owned on the date of the indenture or thereafter acquired, without making effective provision (and we covenant and agree in the indenture that we will make or cause to be made effective provision) whereby the debt securities shall be directly secured by such Lien equally and ratably with (or prior to) all other indebtedness secured by such Lien as long as such other indebtedness shall be so secured; provided, however, that there shall be excluded from the foregoing restrictions:

•

Liens securing Debt not exceeding $10,000,000 which are existing on the date of the indenture on Restricted Property; and, if any property owned or leased as of the date of the indenture by us or one of our Principal Domestic Subsidiaries at any time thereafter becomes a Principal Domestic Manufacturing Property, any Liens existing on the date of the indenture on such property securing the Debt secured or evidenced thereby on the date of the indenture;

•	Liens on Restricted Property of a Principal Domestic Subsidiary as a security for Debt of such Subsidiary to us or to another Principal Domestic Subsidiary;

•

in the case of any corporation which becomes a Principal Domestic Subsidiary after the date of the indenture, Liens on Restricted Property of such Principal Domestic Subsidiary which are in existence at the time it becomes a Principal Domestic Subsidiary and which were not incurred in contemplation of it becoming a Principal Domestic Subsidiary;

•

any Lien existing prior to the time of acquisition of any Principal Domestic Manufacturing Property acquired by us or one of our Principal Domestic Subsidiaries after the date of the indenture through purchase, merger, consolidation or otherwise;

•

any Lien on any Principal Domestic Manufacturing Property (other than a Major Domestic Manufacturing Property) acquired or constructed by our company or a Principal Domestic Subsidiary after the date of the indenture which is placed on such Property at the time of or within 180 days after the acquisition thereof or prior to, at the time of or within 180 days after completion of construction thereof to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction;

•

extensions, renewals or replacements of any Lien referred to in the first, third, fourth or fifth bullet points above to the extent that the principal amount of the Debt secured or evidenced thereby is not increased, provided that the Lien is not extended to any other Restricted Property;

•

Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens, and liens arising out of judgments or awards against us or any of our Principal Domestic Subsidiaries with respect to which we or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

•

Liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and as to which we or a Principal Domestic Subsidiary, as the case may be, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

•

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes and zoning or other restrictions as to the use of any Principal Domestic

Manufacturing Property, which exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of such Principal Domestic Manufacturing Property or materially impair its use in the operation of our business and that of our Principal Domestic Subsidiaries; and

•

any Lien on Restricted Property not referred to above if, at the time such Lien is created, incurred, assumed or suffered to be created, incurred or assumed, and after giving effect thereto and to the Debt secured or evidenced thereby, the aggregate amount of all our outstanding Debt together with that of our Principal Domestic Subsidiaries secured or evidenced by Liens on Restricted Property which are not referred to above and which do not equally and ratably secure the debt securities, shall not exceed 15% of Consolidated Net Tangible Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of ours and our consolidated subsidiaries, all as set forth on the most recent balance sheet of ours and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

“Debt” means (1) indebtedness for borrowed money, (2) obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business), (4) obligations as a lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (5) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (4) above.

“Domestic Subsidiary” means any Subsidiary a majority of the business of which is conducted within the United States of America, or a majority of the properties and assets of which are located within the United States of America, except any Subsidiary whose assets consist substantially of the securities of Subsidiaries which are not Domestic Subsidiaries.

“Instruments” of any corporation means and includes (1) all capital stock of all classes of and all other equity interests in such corporation and all rights, options or warrants to acquire the same, and (2) all promissory notes, debentures, bonds and other evidences of Debt of such corporation.

“Lien” means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, any conditional sale or other title retention agreement or any lease in the nature thereof, provided that the term “Lien” shall not include any lease involved in a sale and lease-back transaction.

“Major Domestic Manufacturing Property” means any Principal Domestic Manufacturing Property the net depreciated book value of which on the date as of which the determination is made exceeds 3% of the Consolidated Net Tangible Assets.

“Principal Domestic Manufacturing Property” means any building, structure or facility (including the land on which it is located and the improvements and fixtures constituting a part thereof) used primarily for manufacturing or processing which is owned or leased by us or any of our Subsidiaries, is located in the United States of America and the net depreciated book value of which on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets, except any such building, structure or facility which our Board of Directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.

“Principal Domestic Subsidiary” means (1) each Subsidiary which owns or leases a Principal Domestic Manufacturing Property, (2) each Domestic Subsidiary the consolidated net worth of which exceeds 3% of Consolidated Net Tangible Assets (as set forth in the most recent financial statements delivered pursuant to the indenture) and (3) each Domestic Subsidiary of each

Subsidiary referred to in the foregoing clause (1) or (2) except any such Subsidiary the accounts receivable and inventories of which have an aggregate net book value of less than $5,000,000.

“Restricted Property” means and includes (1) all Principal Domestic Manufacturing Properties, (2) all Instruments of all Principal Domestic Subsidiaries and (3) all inventories and accounts receivable of ours and our Principal Domestic Subsidiaries.

“Subsidiary” means any Corporation of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock.

“Voting Stock” means stock of a Corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Corporation, provided that, for this purpose, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

Other capitalized terms used but not defined in this prospectus shall have the meaning given those terms in the indenture.

Legal Defeasance and Covenant Defeasance

We at any time may terminate as to a series of debt securities all of our obligations (except for certain obligations regarding the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and any related coupons and to maintain agencies with respect to the debt securities) arising under the indenture and the debt securities and coupons of that series. This option of ours is called a “legal defeasance.” We at any time may terminate as to a series of debt securities, among other obligations, our obligations arising under the covenant described under “Limitations Upon Liens” above. This option of ours is called a “covenant defeasance.”

We may exercise our legal defeasance option with respect to a series of debt securities even if we have previously exercised our covenant defeasance option in regard to that series of debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, that series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, that series may not be accelerated on the basis of breaches of the defeased covenant.

To exercise either option as to a series of debt securities, we must deposit in trust with the trustee cash or United States government obligations sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series at their maturity or redemption and must comply with other specified conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition for United States Federal income tax purposes of any gain or loss to holders of the series of debt securities. The opinion of tax counsel, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the indenture.

Concerning the Trustee

The Bank of New York Mellon serves as trustee under the Indenture and is the security registrar and paying agent with respect to the debt securities. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest it must eliminate such conflict or resign.

The trustee’s principal office is located at One Wall Street, New York, New York 10286. We have banking relationships with The Bank of New York Mellon and certain of its affiliates. Richard J. Kogan, one of our directors, is also a director of The Bank of New York Mellon Corporation, the parent of the trustee.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell debt securities:

•	to the public through underwriters acting individually or through a group of underwriters which may be managed or co-managed by one or more underwriters designated by us,

•	through agents or dealers,

•	directly to one or more other purchasers, or

•	by any combination of these methods of sale.

The prospectus supplement with respect to the particular series of debt securities being offered will describe the terms of the offering of that series, including the name or names of any agents or underwriters, the public offering or purchase price, the proceeds to us from the offering, any discounts and commissions to be allowed or paid to the agents or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers, any initial public offering price and any exchanges on which the debt securities may be listed. Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended.

Under certain circumstances, we may repurchase debt securities and reoffer them to the public as set forth above. We may also arrange for repurchases and resales of the debt securities by dealers.

No particular offering of debt securities will have an established trading market when issued. Unless specified in the applicable prospectus supplement, we will not list the notes on any securities exchange. The underwriters may from time to time purchase and sell notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. In addition, the underwriters may discontinue any market-making activity at any time.

To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of debt securities sold pursuant to the contracts shall not be more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under any such contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

We have agreed to indemnify the agents and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents or the underwriters may be required to make in connection with those liabilities. Agents, underwriters and dealers may be customers of ours, engage in transactions with us, or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet on the SEC’s web site at http://www.sec.gov and on our web site at http://www.colgatepalmolive.com. You may also read and copy any document we file by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials also can be obtained at prescribed rates from the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our web site at http://www.colgatepalmolive.com. However, the information on our web site is not a part of this prospectus.

We have filed a registration statement on Form S-3 with the SEC covering the debt securities. For further information on us and the debt securities, you should refer to our registration statement and its exhibits. This prospectus summarizes certain provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this prospectus and previously incorporated information.

We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934 (except that we do not incorporate by reference any portion of a document that is deemed, under SEC rules, to have been furnished and not filed):

•	annual report on Form 10-K for the year ended December 31, 2013;

•	quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and

•	current reports on Form 8-K filed May 14, 2014, June 12, 2014, September 11, 2014, October 16, 2014 and October 24, 2014 (solely with respect to the information set forth in Item 2.05 thereof).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•

all documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting (other than information in the documents that is deemed to have been furnished and not filed).

You should rely only on information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. Neither we nor any agent or underwriter acting on our behalf has authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent or underwriter acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits that are not specifically incorporated by reference therein), at no cost, by contacting us at the following address: Investor Relations, Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022-7499, Telephone: (212) 310-2000, E-mail: Investor_Relations@colpal.com.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities will be passed upon for Colgate by Sidley Austin LLP, New York, New York and for any agents or underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Colgate-Palmolive Company and its subsidiaries for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Medium-Term Notes, Series H
Due One Year or More
From Date of Issue

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

October 24, 2014